Term sheet To prospectus dated December 1, 2005, prospectus supplement dated October 12, 2006 and product supplement no. 133-I dated April 25, 2008	Term Sheet to Product Supplement No. 133-I Registration Statement No. 333-130051 Dated April 25, 2008; Rule 433

Structured Investments	JPMorgan Chase & Co. $ Return Enhanced Notes Linked to an Equally Weighted Basket of 18 Common Stocks due October 30, 2009

General

  The notes are designed for investors who seek a return of four times the appreciation of an equally weighted diversified basket of 18 common stocks up to a maximum total return on the notes of 21.81%* at maturity. Investors should be willing to forgo interest and dividend payments and, if the Basket declines, be willing to lose some or all of their principal.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing October 30, 2009†.
  Minimum denominations of $1,000 and integral multiples thereof.
  The notes are expected to price on or about April 25, 2008 and are expected to settle on or about April 30, 2008.

Key Terms

Basket:

The Basket consists of 18 common stocks (each, a “Basket Stock” and collectively, the “Basket Stocks”). The Basket Stocks and the Bloomberg ticker symbol, the Stock Weighting and the Initial Share Price of each Basket Stock are set forth under “The Basket” on page TS-1 of this term sheet.

Upside Leverage Factor:	4
Payment at Maturity:

If the Ending Basket Level is greater than the Starting Basket Level, you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Basket Return multiplied by four, subject to the Maximum Total Return on the notes of 21.81%*. For example, if the Basket Return is more than 5.4525%, you will receive the Maximum Total Return on the notes of 21.81%*, which entitles you to a maximum payment at maturity of $1,218.10 for every $1,000 principal amount note that you hold. Accordingly, if the Basket Return is positive, your payment at maturity per $1,000 principal amount note will be calculated as follows, subject to the Maximum Total Return:

$1,000 + ($1,000 x Basket Return x 4)
* The actual Maximum Total Return on the notes will be set on the pricing date and will not be less than 21.81%.

Your investment will be fully exposed to any decline in the Basket. If the Ending Basket Level declines from the Starting Basket Level, you will lose 1% of the principal amount of your notes for every 1% that the Basket declines beyond the Starting Basket Level. Accordingly, if the Basket Return is negative, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 x Basket Return)
You will lose some or all of your investment at maturity if the Ending Basket Level declines from the Starting Basket Level.
Basket Return:	Ending Basket Level – Starting Basket Level Starting Basket Level
Starting Basket Level:	Set equal to 100 on the pricing date.
Ending Basket Level:	The Basket Closing Level on the Observation Date.
Basket Closing Level:	The Basket Closing Level on the Observation Date will be calculated as follows:
100 x [1 + the sum of the Stock Returns of each Basket Stock on the Observation Date x (1/18)]
Stock Return:	With respect to each Basket Stock, on the Observation Date:
Final Share Price – Initial Share Price Initial Share Price
Initial Share Price:	With respect to each Basket Stock, the closing price of one share of such Basket Stock on the Pricing Date.
Final Share Price:	With respect to each Basket Stock, the closing price of one share of such Basket Stock on the Observation Date times the Stock Adjustment Factor for such Basket Stock on such day.
Stock Adjustment Factor:

With respect to each Basket Stock, 1.0 on the pricing date and subject to adjustment under certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 133-I for further information.

Observation Date:	October 26, 2009†
Maturity Date:	October 30, 2009†
CUSIP:	48123MV41
†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 133-I.

Investing in the Return Enhanced Notes involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 133-I and “Selected Risk Considerations” beginning on page TS-2 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Fees and Commissions (1)	Proceeds to Us

Per note	$	$	$

Total	$	$	$

(1)	If the notes priced today, J.P. Morgan Securities Inc., which we refer to as JPMSI, acting as agent for JPMorgan Chase & Co., would receive a commission of approximately $4.50 per $1,000 principal amount note and would use a portion of that commission to allow selling concessions to other dealers of approximately $1.00 per $1,000 principal amount note. The actual commission received by JPMSI may be more or less than $4.50 and will depend on market conditions on the pricing date. In no event will the commission received by JPMSI, which includes concessions to be allowed to other dealers, exceed $7.50 per $1,000 principal amount note. See “Underwriting” beginning on page PS-34 of the accompanying product supplement no. 133-I.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

April 25, 2008

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, each prospectus supplement, product supplement no. 133-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated December 1, 2005, as supplemented by the prospectus supplement dated October 12, 2006 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 133-I dated April 25, 2008. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 133-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 133-I dated April 25, 2008:
   http://www.sec.gov/Archives/edgar/data/19617/000089109208002225/e31364_424b2.pdf

  Prospectus supplement dated October 12, 2006:
  http://www.sec.gov/Archives/edgar/data/19617/000089109206003117/e25276_424b2.pdf

  Prospectus dated December 1, 2005:
  http://www.sec.gov/Archives/edgar/data/19617/000089109205002389/e22923_base.txt

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company, “ “we,” “us” or “our” refers to JPMorgan Chase & Co.

The Basket

The Basket Stocks and the Bloomberg ticker symbol, the Stock Weighting and the Initial Share Price of each Basket Stock are set forth below:

Ticker Symbol	Basket Stock	Exchange	Stock Weighting	Initial Share Price

AXP	American Express Company	NYSE	1/18
BRK/B	Berkshire Hathaway Inc. (Class B)	NYSE	1/18
CAH	Cardinal Health, Inc.	NYSE	1/18
CL	Colgate-Palmolive Company	NYSE	1/18
ESRX	Express Scripts, Inc.	NASDAQ	1/18
FDX	FedEx Corporation	NYSE	1/18
GE	General Electric Company	NYSE	1/18
GS	The Goldman Sachs Group, Inc.	NYSE	1/18
HD	The Home Depot, Inc.	NYSE	1/18
JNJ	Johnson & Johnson’s	NYSE	1/18
MCO	Moody’s Corporation	NYSE	1/18
MMM	3M Company	NYSE	1/18
PEP	PepsiCo., Inc.	NYSE	1/18
PG	The Procter & Gamble Company	NYSE	1/18
UTX	United Technologies Corporation	NYSE	1/18
WAG	Walgreen Co.	NYSE	1/18
WMT	Wal-Mart Stores, Inc.	NYSE	1/18
WU	The Western Union Company	NYSE	1/18

Selected Purchase Considerations

  APPRECIATION POTENTIAL — The notes provide the opportunity to enhance equity returns by multiplying a positive Basket Return by four (4), up to the Maximum Total Return on the notes of 21.81%, or $1,218.10 for every $1,000 principal amount note. The actual Maximum Total Return on the notes will be set on the pricing date and will not be less than 21.81%. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
  RETURN LINKED TO AN EQUALLY WEIGHTED BASKET OF 18 BASKET STOCKS — The return on the notes is linked to the performance of an equally weighted Basket, which consists of 18 Basket Stocks. These Basket Stocks are the common stocks of American Express Company, Berkshire Hathaway Inc. (Class B common stock), Cardinal Health, Inc., Colgate-Palmolive Company, Express Scripts, Inc., FedEx Corporation, General Electric Company, The Goldman Sachs Group, Inc., The Home Depot, Inc., Johnson & Johnson’s, Moody’s Corporation, 3M Company, PepsiCo., Inc., The Procter & Gamble Company, United Technologies Corporation, Walgreen Co., Wal-Mart Stores, Inc. and The Western Union Company.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 18 Common Stocks	TS-1
  CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 133 -I. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell, it is reasonable to treat your purchase and ownership of the notes as an “open transaction” for U.S. federal income tax purposes. Assuming this characterization is respected, your gain or loss on the notes should be treated as long-term capital gain or loss if you hold the notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, on December 7, 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 133-I dated April 25, 2008.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be fully exposed to any decline in the Ending Basket Level, as compared to the Starting Basket Level.
  YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM TOTAL RETURN — If the Ending Basket Level is greater than the Starting Basket Level, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Basket, which may be significant. We refer to this percentage as the Maximum Total Return, which will be set on the pricing date and will not be less than 21.81%.
  CHANGES IN THE VALUE OF THE BASKET STOCKS MAY OFFSET EACH OTHER — The notes are linked to a weighted Basket consisting of 18 Basket Stocks. Price movements in the Basket Stocks may not correlate with each other. At a time when the value of some of the Basket Stocks increase, the value of other Basket Stocks may not increase as much or may even decline in value. Therefore, in calculating the Ending Basket Level, increases in the value of some of the Basket Stocks may be moderated, or more than offset, by lesser increases or declines in the value of the other Basket Stocks.
  NO OWNERSHIP RIGHTS IN THE BASKET STOCKS — As a holder of the notes, you will not have any ownership interest or rights in any of the Basket Stocks, such as voting rights or dividend payments. In addition, the issuers of the Basket Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Basket Stocks and the notes.
  NO AFFILIATION WITH THE BASKET STOCK ISSUERS — We are not affiliated with the issuers of the Basket Stocks. We assume no responsibility for the adequacy of the information about the Basket Stock issuers contained in this term sheet. You should make your own investigation into the Basket Stocks and their issuers. We are not responsible for the Basket Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity, if any, described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. As a result, and as a general matter, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below.
  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 18 Common Stocks	TS-2

  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with the Basket Stock issuers, including extending loans to, or making equity investments in, such Basket Stock issuer(s) or providing advisory services to such Basket Stock issuer(s). In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Basket Stock issuers and these reports may or may not recommend that investors buy or hold the Basket Stock(s). As a prospective purchaser of the notes, you should undertake an independent investigation of the applicable Basket Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.
  HEDGING AND TRADING IN THE BASKET STOCKS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Basket Stocks or instruments related to one or more of the Basket Stocks. We or our affiliates may also trade in the Basket Stocks or instruments related to either or both of the Basket Stocks from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.
  ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Stock Adjustment Factor for each Basket Stock to reflect certain events affecting such Basket Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the Basket Stocks. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. See “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 133-I for further information.
  MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the closing price of the Basket Stock on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
    the expected volatility in the Basket Stocks;
    the time to maturity of the notes;
    the dividend rates paid on the Basket Stocks;
    interest and yield rates in the market generally;
    a variety of economic, financial, political, regulatory or judicial events;
    the occurrence of certain events affecting the issuer(s) of the Basket Stock(s) that may or may not require an adjustment to the Stock Adjustment Factor, including a merger or acquisition; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket?

The following table illustrates the hypothetical total return at maturity on the notes. The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below assume a Maximum Total Return on the notes of 21.81%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Total Return

180.0000	80.0000%	21.81%
165.0000	65.0000%	21.81%
150.0000	50.0000%	21.81%
140.0000	40.0000%	21.81%
130.0000	30.0000%	21.81%
120.0000	20.0000%	21.81%
110.0000	10.0000%	21.81%
105.4525	5.4525%	21.81%
105.0000	5.0000%	20.00%
102.5000	2.5000%	10.00%
101.0000	1.0000%	4.00%
100.0000	0.0000%	0.00%
95.0000	-5.0000%	-5.00%
90.0000	-10.0000%	-10.00%
85.0000	-15.0000%	-15.00%
80.0000	-20.0000%	-20.00%
70.0000	-30.0000%	-30.00%
60.0000	-40.0000%	-40.00%
50.0000	-50.0000%	-50.00%
40.0000	-60.0000%	-60.00%
30.0000	-70.0000%	-70.00%
20.0000	-80.0000%	-80.00%
10.0000	-90.0000%	-90.00%
0.0000	-100.0000%	-100.00%

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 18 Common Stocks	TS-3

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table on the previous page are calculated.

Example 1: The level of the Basket increases from a Starting Basket Level of 100 to an Ending Basket Level of 102.50.
Because the Ending Basket Level of 102.50 is greater than the Starting Basket Level of 100 and the Basket Return of 2.5% multiplied by 4 does not exceed the hypothetical Maximum Total Return of 21.81%, the investor receives a payment at maturity of $1,100 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 x (2.5% x 4)] = $1,100

Example 2: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 120.
Because the Ending Basket Level of 120 is greater than the Starting Basket Level of 100 and the Basket Return of 20% multiplied by 4 exceeds the hypothetical Maximum Total Return of 21.81%, the investor receives a payment at maturity of $1,218.10 per $1,000 principal amount note, the maximum payment on the notes.

Example 3: The level of the Basket decreases from a Starting Basket Level of 100 to an Ending Basket Level of 80.
Because the Ending Basket Level of 80 is less than the Starting Basket Level of 100, the Basket Return is negative and the investor receives a payment at maturity of $800 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x -20%) = $800

The Basket Stocks

Public Information

All information contained herein on the Basket Stocks and on the Basket Stock issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Basket Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. See “The Basket Stocks” beginning on page PS-18 of the accompanying product supplement no. 133-I for more information.

Historical Information of the Basket Stocks and the Basket

The graphs contained in this term sheet set forth the historical performance of the Basket Stocks (other than the common stock of The Western Union Company) based on the weekly closing prices (in U.S. dollars) of the Basket Stocks from January 3, 2003 through April 18, 2008, and the historical performance of the common stock of The Western Union Company as well as the Basket as a whole based on the weekly closing prices (in U.S. dollars) of the Basket Stocks from September 22, 2006 through April 18, 2008. The graph of the historical Basket performance assumes the Basket Closing Level on September 22, 2006 was 100 and the Stock Weightings were specified on the cover of this term sheet. We obtained the closing prices and other market information in this term sheet from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since the commencement of trading of each Basket Stock, the price of such Basket Stock has experienced significant fluctuations. The historical performance of each Basket Stock and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Basket Stock or the levels of the Basket during the term of the notes. We cannot give you assurance that the performance of each Basket Stock will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that each Basket Stock issuer will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on each Basket Stock.

American Express Company (“American Express”)

According to its publicly available filings with the SEC, American Express is a leading global payments, network and travel company. American Express’ principal products and services are charge and credit payment card products and travel-related services offered to consumers and businesses around the world. The common shares of American Express, par value $0.20 per share (which we refer to as the “common stock of American Express”), is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of American Express in the accompanying product supplement no. 133-I. American Express’ SEC file number is 001-07657.

Historical Information of the Common Stock of American Express

The following graph sets forth the historical performance of the common stock of American Express based on the weekly closing price (in U.S. dollars) of the common stock of American Express from January 3, 2003 through April 18, 2008. The closing price of the common stock of American Express on April 24, 2008 was $45.18.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 18 Common Stocks	TS-4

Berkshire Hathaway Inc. (“Berkshire Hathaway”)

According to its publicly available filings with the SEC, Berkshire Hathaway is a holding company owning subsidiaries engaged in a number of diverse business activities. The most important of these are insurance businesses conducted on both a primary basis and a reinsurance basis. The Class B common stock of Berkshire Hathaway, par value $0.1677 per share (which we refer to as the “common stock of Berkshire Hathaway)”), is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Berkshire Hathaway in the accompanying product supplement no. 133-I. Berkshire Hathaway’s SEC file number is 001-14905.

Historical Information of the Common Stock of Berkshire Hathaway

The following graph sets forth the historical performance of the common stock of Berkshire Hathaway based on the weekly closing price (in U.S. dollars) of the common stock of Berkshire Hathaway from January 3, 2003 through April 18, 2008. The closing price of the common stock of Berkshire Hathaway on April 24, 2008 was $4,225.00.

Cardinal Health, Inc. (“Cardinal Health”)

According to its publicly available filings with the SEC, Cardinal Health is a leading provider of products and services that improve the safety and productivity of healthcare. The common shares of Cardinal Health, no par value (which we refer to as the “common stock of Cardinal Health”), is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Cardinal Health in the accompanying product supplement no. 133-I. Cardinal Health’ SEC file number is 001-11373.

Historical Information of the Common Stock of Cardinal Health

The following graph sets forth the historical performance of the common stock of Cardinal Health based on the weekly closing price (in U.S. dollars) of the common stock of Cardinal Health from January 3, 2003 through April 18, 2008. The closing price of the common stock of Cardinal Health on April 24, 2008 was $52.65.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 18 Common Stocks	TS-5

Colgate-Palmolive Company (“Colgate-Palmolive”)

According to its publicly available filings with the SEC, Colgate-Palmolive is a leading consumer products company whose primary lines of business are in two segments: Oral, Personal and Home Care; and Pet Nutrition. The common stock of Colgate-Palmolive, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Colgate-Palmolive in the accompanying product supplement no. 133-I. Colgate-Palmolive’ SEC file number is 001-00644.

Historical Information of the Common Stock of Colgate-Palmolive

The following graph sets forth the historical performance of the common stock of Colgate-Palmolive based on the weekly closing price (in U.S. dollars) of the common stock of Colgate-Palmolive from January 3, 2003 through April 18, 2008. The closing price of the common stock of Colgate-Palmolive on April 24, 2008 was $76.41.

Express Scripts, Inc. (“Express Scripts”)

According to its publicly available filings with the SEC, Express Scripts is a Pharmacy Benefit Management (“PBM”) company and provides a full range of services to HMOs, health insurers, third-party administrators, employers, union-sponsored benefit plans, workers’ compensation plans and government health programs. The common stock of Express Scripts, par value $.01 per share, is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Express Scripts in the accompanying product supplement no. 133-I. Express Scripts’ SEC file number is 000-20199.

Historical Information of the Common Stock of Express Scripts

The following graph sets forth the historical performance of the common stock of Express Scripts based on the weekly closing price (in U.S. dollars) of the common stock of Express Scripts from January 3, 2003 through April 18, 2008. The closing price of the common stock of Express Scripts on April 24, 2008 was $71.58.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 18 Common Stocks	TS-6

FedEx Corporation (“FedEx”)

According to its publicly available filings with the SEC, FedEx provides a broad portfolio of transportation, e-commerce and business services through companies competing collectively, operating independently and managed collaboratively under the FedEx brand. The common stock of FedEx, par value $.10 per share, is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of FedEx in the accompanying product supplement no. 133-I. FedEx’s SEC file number is 001-15829.

Historical Information of the Common Stock of FedEx

The following graph sets forth the historical performance of the common stock of FedEx based on the weekly closing price (in U.S. dollars) of the common stock of FedEx from January 3, 2003 through April 18, 2008. The closing price of the common stock of FedEx on April 24, 2008 was $94.75.

General Electric Company (“GE”)

According to its publicly available filings with the SEC, GE is one of the largest diversified technology, media and financial services companies in the world. The common stock of GE, par value $0.06 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of GE in the accompanying product supplement no. 133-I. GE’s SEC file number is 001-00035.

Historical Information of the Common Stock of GE

The following graph sets forth the historical performance of the common stock of GE based on the weekly closing price (in U.S. dollars) of the common stock of GE from January 3, 2003 through April 18, 2008. The closing price of the common stock of GE on April 24, 2008 was $32.81.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 18 Common Stocks	TS-7

The Goldman Sachs Group, Inc. (“Goldman Sachs”)

According to its publicly available filings with the SEC, Goldman Sachs is a global investment banking, securities and investment management firm that provides a range of services worldwide to a diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. The common stock of Goldman Sachs, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Goldman Sachs in the accompanying product supplement no. 133-I. Goldman Sachs’ SEC file number is 001-14965.

Historical Information of the Common Stock of Goldman Sachs

The following graph sets forth the historical performance of the common stock of Goldman Sachs based on the weekly closing price (in U.S. dollars) of the common stock of Goldman Sachs from January 3, 2003 through April 18, 2008. The closing price of the common stock of Goldman Sachs on April 24, 2008 was $188.79.

The Home Depot, Inc. (“Home Depot”)

According to its publicly available filings with the SEC, Home Depot is a home improvement retailer that sells a wide variety of building materials and home improvement, lawn and garden products and provides a number of related services. The common stock of Home Depot, par value $0.05 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Home Depot in the accompanying product supplement no. 133-I. Home Depot’s SEC file number is 001-08207.

Historical Information of the Common Stock of Home Depot

The following graph sets forth the historical performance of the common stock of Home Depot based on the weekly closing price (in U.S. dollars) of the common stock of Home Depot from January 3, 2003 through April 18, 2008. The closing price of the common stock of Home Depot on April 24, 2008 was $28.92.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 18 Common Stocks	TS-8

Johnson & Johnson (“Johnson & Johnson”)

According to its publicly available filings with the SEC, Johnson & Johnson engages in the research and development, manufacture and sale of a broad range of products in the health care field. The common stock of Johnson & Johnson, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Johnson & Johnson in the accompanying product supplement no. 133-I. Johnson & Johnson’s SEC file number is 001-03215.

Historical Information of the Common Stock of Johnson & Johnson

The following graph sets forth the historical performance of the common stock of Johnson & Johnson based on the weekly closing price (in U.S. dollars) of the common stock of Johnson & Johnson from January 3, 2003 through April 18, 2008. The closing price of the common stock of Johnson & Johnson on April 24, 2008 was $67.37.

Moody’s Corporation (“Moody’s”)

According to its publicly available filings with the SEC, Moody’s is a provider of credit ratings and related research, data and analytical tools, quantitative credit risk measures, risk scoring software and credit portfolio management solutions and fixed income pricing data and valuation models. The common stock of Moody’s, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Moody’s in the accompanying product supplement no. 133-I. Moody’s SEC file number is 001-14037.

Historical Information of the Common Stock of Moody’s

The following graph sets forth the historical performance of the common stock of Moody’s based on the weekly closing price (in U.S. dollars) of the common stock of Moody’s from January 3, 2003 through April 18, 2008. The closing price of the common stock of Moody’s on April 24, 2008 was $37.11.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 18 Common Stocks	TS-9

3M Company (“3M”)

According to its publicly available filings with the SEC, 3M is a diversified technology company with a global presence in the following businesses: industrial and transportation; health care; display and graphics; consumer and office; safety, security and protection services; and electro and communications. The common stock of 3M, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of 3M in the accompanying product supplement no. 133-I. 3M’s SEC file number is 001-03285.

Historical Information of the Common Stock of 3M

The following graph sets forth the historical performance of the common stock of 3M based on the weekly closing price (in U.S. dollars) of the common stock of 3M from January 3, 2003 through April 18, 2008. The closing price of the common stock of 3M on April 24, 2008 was $79.13.

PepsiCo, Inc. (“PepsiCo”)

According to its publicly available filings with the SEC, PepsiCo is a leading global snack and beverage company. PepsiCo manufactures and sells a variety of salty, convenient, sweet and grain-based snacks, carbonated and non-carbonated beverages and foods. The common stock of PepsiCo, par value $0.01 2/3 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of PepsiCo in the accompanying product supplement no. 133-I. PepsiCo SEC file number is 001-01183.

Historical Information of the Common Stock of PepsiCo

The following graph sets forth the historical performance of the common stock of PepsiCo based on the weekly closing price (in U.S. dollars) of the common stock of PepsiCo from January 3, 2003 through April 18, 2008. The closing price of the common stock of PepsiCo on April 24, 2008 was $68.00.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 18 Common Stocks	TS-10

The Procter & Gamble Company (“Procter & Gamble”)

According to its publicly available filings with the SEC, Procter & Gamble is focused on providing branded products of superior quality and value to improve the lives of the world’s consumers. The common stock of Procter & Gamble, no par value, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Procter & Gamble in the accompanying product supplement no. 133-I. Procter & Gamble’s SEC file number is 001-00434.

Historical Information of the Common Stock of Procter & Gamble

The following graph sets forth the historical performance of the common stock of Procter & Gamble based on the weekly closing price (in U.S. dollars) of the common stock of Procter & Gamble from January 3, 2003 through April 18, 2008. The closing price of the common stock of Procter & Gamble on April 24, 2008 was $66.83.

United Technologies Corporation (“UTC”)

According to its publicly available filings with the SEC, UTC provides high technology products and services to the building systems and aerospace industries worldwide. The common stock of UTC, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of UTC in the accompanying product supplement no. 133-I. UTC’s SEC file number is 001-00812.

Historical Information of the Common Stock of UTC

The following graph sets forth the historical performance of the common stock of UTC based on the weekly closing price (in U.S. dollars) of the common stock of UTC from January 3, 2003 through April 18, 2008. The closing price of the common stock of UTC on April 24, 2008 was $72.70.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 18 Common Stocks	TS-11

Walgreen Co. (“Walgreens”)

According to its publicly available filings with the SEC, Walgreens is principally a retail drugstore chain that sells prescription and non-prescription drugs and general merchandise. The common stock of Walgreens, par value $0.078125 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Walgreens in the accompanying product supplement no. 133-I. Walgreens’ SEC file number is 001-00604.

Historical Information of the Common Stock of Walgreens

The following graph sets forth the historical performance of the common stock of Walgreens based on the weekly closing price (in U.S. dollars) of the common stock of Walgreens from January 3, 2003 through April 18, 2008. The closing price of the common stock of Walgreens on April 24, 2008 was $35.82.

Wal-Mart Stores, Inc. (“Wal-Mart”)

According to its publicly available filings with the SEC, Wal-Mart operates retail stores in various formats around the world. The common stock of Wal-Mart, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Wal-Mart in the accompanying product supplement no. 133-I. Wal-Mart’s SEC file number is 001-06991.

Historical Information of the Common Stock of Wal-Mart

The following graph sets forth the historical performance of the common stock of Wal-Mart based on the weekly closing price (in U.S. dollars) of the common stock of Wal-Mart from January 3, 2003 through April 18, 2008. The closing price of the common stock of Wal-Mart on April 24, 2008 was $57.45.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 18 Common Stocks	TS-12

The Western Union Company (“Western Union”)

According to its publicly available filings with the SEC, Western Union is a leader in global money transfer, providing people with fast, reliable and convenient ways to send money around the world, pay bills and purchase money orders. The common stock of Western Union, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Western Union in the accompanying product supplement no. 133-I. Western Union’s SEC file number is 001-32903.

Historical Information of the Common Stock of Western Union

The following graph sets forth the historical performance of the common stock of Western Union based on the weekly closing price (in U.S. dollars) of the common stock of Western Union from September 22, 2006 through April 18, 2008. The closing price of the common stock of Western Union on April 24, 2008 was $23.26.

Historical Information of the Basket

The following graph sets forth the historical performance of the Basket based on the weekly Basket Closing Level from September 22, 2006 through April 18, 2008. The following graph assumes the Basket Closing Level on September 22, 2006 was 100 and the Stock Weightings were as specified on the cover of this term sheet.

JPMorgan Structured Investments — Return Enhanced Notes Linked to an Equally Weighted Basket of 18 Common Stocks	TS-13